                                                                       Exhibit 4

                             JOINT FILING AGREEMENT

      This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the "Statement") filed on or about this date with respect to the beneficial ownership by the undersigned of shares of common stock, par value $.01 per share, of Mercator Software, Inc., a Delaware corporation, is being filed on behalf of the undersigned.

      Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Dated: August 12, 2003                       Greek Acquisition Corporation


                                             By:    /s/ Peter Fiore
                                                   --------------------------
                                             Name:   Peter Fiore
                                             Title:  President


                                             Ascential Software Corporation

                                             By:    /s/ Peter Gyenes
                                                   --------------------------
                                             Name:   Peter Gyenes
                                             Title:  Chief Executive Officer